SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  Dec. 31, 2008

Northern States Power Company

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

000-31387	41-1967505
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Mpls, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In December 2007, Northern States Power Company (NSP-Minnesota), a Minnesota corporation and wholly owned subsidiary of Xcel Energy, filed a request with the North Dakota Public Service Commission (NDPSC) to increase North Dakota retail electric base rates by $20.5 million, or about 14 percent. The request was based on an 11.50 percent return on equity (ROE), an equity ratio of 51.77 percent, and a rate base of approximately $242 million.  Interim rates of $17.2 million became effective in February 2008.

The NDPSC approved a settlement agreement (Settlement) on Dec. 31, 2008, which calls for a base rate increase of $12.8 million, based on an authorized ROE of 10.75 percent.  Key terms of the settlement are listed below:

•	Recovery of costs associated with NSP-Minnesota’s Metropolitan Emissions Reduction Project, addressing the King and High Bridge generating plants.
•

Adjustments in depreciation expenses related to service life changes for generation plants and removal rates for transmission and distribution plant, resulting in a $2.5 million decrease in the revenue deficiency.

•

Sharing of wholesale margins, refunding to customers 85 percent of asset-based wholesale margins and 50 percent of non-asset-based margins through the fuel clause. Test year wholesale margins to be shared with customers are estimated to be $1.9 million.

•	An electric rate moratorium, under which NSP-Minnesota agreed to not implement an increase in electric rates until Jan. 1, 2011.
•	Sharing any earnings in excess of the authorized 10.75 percent ROE, providing customers 50 percent of any earnings above 10.75 percent and 75 percent of any earnings above 11.25 percent.
•	The Settlement outlines a process for more NDPSC involvement in our resource planning process.

Based on the final order, there will an estimated interim rate refund of $6.3 million, which will be refunded back to customers by June 1, 2009.  This refund was accrued for in 2008 and will have no impact on 2009 results.  Final rates will be implemented for service on and after March 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Northern States Power Company
(a Minnesota Corporation)

/s/BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

Jan. 7, 2009